UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MYLAN LABORATORIES INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1211621

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1500 Corporate Drive Canonsburg, PA	15222

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:  ☐

Securities Act registration statement file number to which this form relates: 001-9114

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Share Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of the Registrant’s Securities to be Registered.

     Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), entered into an Amendment No. 2 to Rights Agreement dated as of August 13, 2004 (the “Amendment”), amending the Rights Agreement dated as of August 22, 1996, as amended as of November 8, 1999 (the “Rights Agreement”), by and between the Company and the Rights Agent. The Amendment amends Section 7 of the Rights Agreement to extend the Final Expiration Date (as defined in the Rights Agreement) from September 5, 2006 to August 13, 2014.

     A copy of the Amendment has been filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the “Commission”) on August 16, 2004, and the Amendment is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

     The information included under the caption entitled “Item 1. Description of the Registrant’s Securities to be Registered” in each of the following registration statements is incorporated herein by reference: (i) Form 8-A, filed with the Commission on September 3, 1996; and (ii) Registration Statement on Form 8-A/A, filed with the Commission on March 31, 2000.

Item 2. Exhibits.

No.	Description
1	Amendment No. 2 to Rights Agreement, dated as of August 13, 2004, by and between the registrant and American Stock Transfer & Trust Company, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the registrant on August 16, 2004, and incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf of the undersigned, thereto duly authorized.

MYLAN LABORATORIES INC.
By:	/s/ Edward J. Borkowski
	Name:	Edward J. Borkowski
	Title:	Chief Financial Officer

Date: August 16, 2004